Exhibit 99.2

EIP Pharma, Inc.

Financial Statements as of June 30, 2023 and 2022

EIP Pharma, Inc.

EIP Pharma, Inc.

Balance Sheets

(Unaudited)

	June 30,	Dec 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$649,784	$4,093,579
Prepaid expenses and other current assets	1,654,664	64,127
TOTAL ASSETS	$2,304,448	$4,157,706

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$580,858	$97,302
Deferred grant revenue	1,169,222	-
Accrued expenses and other current liabilities	670,329	644,252
Convertible notes	11,768,000	12,414,000
TOTAL CURRENT LIABILITIES	14,188,409	13,155,554

TOTAL LIABILITIES	14,188,409	13,155,554

Commitments and Contingences (Note 9)

CONVERTIBLE PREFERRED STOCK
Series A-1 preferred stock $0.001 par value; Authorized - 17,033,883 shares; Issued and outstanding - 17,033,883 shares at June 30, 2023 and December 31, 2022; aggregate liquidation preference of $1,516,016 at June 30, 2023	246,849	246,849
Series A-2 preferred stock, $0.001 par value; Authorized - 2,916,686 shares; Issued and outstanding - 2,916,686 shares at June 30, 2023 and December 31, 2022; aggregate liquidation preference of $4,200,028 at June 30, 2023	4,173,267	4,173,267
Series B preferred stock, $0.001 par value; Authorized - 8,991,228 shares; Issued and outstanding - 8,991,228 shares at June 30, 2023 and December 31, 2022; aggregate liquidation preference of $20,500,000 at June 30, 2023	19,867,095	19,867,095
TOTAL CONVERTIBLE PREFERRED STOCK	24,287,211	24,287,211

STOCKHOLDERS' DEFICIT
Common stock $0.001 par value; Authorized - 36,000,000 shares; Issued and outstanding - 4,501,652 shares at June 30, 2023 and December 31, 2022	4,502	4,502
Additional paid-in capital	19,112,847	18,979,355
Accumulated deficit	(55,288,521)	(52,268,916)
Total stockholders’ deficit	(36,171,172)	(33,285,059)
TOTAL LIABILITIES, CONVERTIBLE PREFERED STOCK, AND STOCKHOLDERS' DEFICIT	$2,304,448	$4,157,706

The accompanying notes are an integral part of these financial statements.

EIP Pharma, Inc.

Statements of Operations

(Unaudited)

	Six Months Ended June 30,
	2023	2022
Grant revenue	$3,127,812	$-

Operating expenses:
Research and development	3,791,662	625,241
General and administrative	3,053,234	1,007,416
Total operating expenses	6,844,896	1,632,657
Loss from operations	(3,717,084)	(1,632,657)
Other income (expense):
Other income (expense)	644,368	(1,769,005)
Interest income	53,111	8,655
Interest expense	-	(17)
Total other income (expense)	697,479	(1,760,367)
Net loss	$(3,019,605)	$(3,393,024)

Net loss per share, basic and diluted	$(0.67)	$(0.75)
Weighted average common shares outstanding, basic and diluted	4,501,652	4,501,652

The accompanying notes are an integral part of these financial statements.

EIP Pharma, Inc.

Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit

(Unaudited)

	Preferred Series A-1		Preferred Series A-2		Preferred Series B		Common Stock		Additional	Accumulated	Total Stockholders'
For the Six Months Ended June 30, 2023	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Deficit
Balance as of December 31, 2022	17,033,883	$246,849	2,916,686	$4,173,267	8,991,228	$19,867,095	4,501,652	$4,502	$18,979,355	$(52,268,916)	$(33,285,059)
Stock-based compensation expense	-	-	-	-	-	-	-	-	133,492	-	133,492
Net loss	-	-	-	-	-	-	-	-	-	(3,019,605)	(3,019,605)
Balance as of June 30, 2023	17,033,883	$246,849	2,916,686	$4,173,267	8,991,228	$19,867,095	4,501,652	$4,502	$19,112,847	$(55,288,521)	$(36,171,172)

	Preferred Series A-1		Preferred Series A-2		Preferred Series B		Common Stock		Additional	Accumulated	Total Stockholders'
For the Six Months Ended June 30, 2022	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Deficit
Balance as of December 31, 2021	17,033,883	$246,849	2,916,686	$4,173,267	8,991,228	$19,867,095	4,501,652	$4,502	$18,518,004	$(46,465,869)	$(27,943,363)
Stock-based compensation expense	-	-	-	-	-	-	-	-	170,464	-	170,464
Contributed capital in lieu of executive compensation	-	-	-	-	-	-	-	-	127,516	-	127,516
Net loss	-	-	-	-	-	-	-	-	-	(3,393,024)	(3,393,024)
Balance as of June 30, 2022	17,033,883	$246,849	2,916,686	$4,173,267	8,991,228	$19,867,095	4,501,652	$4,502	$18,815,984	$(49,858,893)	$(31,038,407)

The accompanying notes are an integral part of these financial statements

EIP Pharma, Inc.

Statements of Cash Flows

(Unaudited)

	Six months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(3,019,605)	$(3,393,024)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	133,492	170,464
Contributed capital in lieu of executive compensation	-	127,516
Change in fair value of convertible debt	(646,000)	1,769,000
Changes in operating assets and liabilities:
(Increase) decrease in:
Prepaid expenses and other current assets	(1,590,537)	84,276
Increase (decrease) in:
Accounts payable	483,556	(1,736)
Deferred grant revenue	1,169,222	-
Accrued expenses and other current liabilities	26,077	(65,785)
Net cash used in operating activities	(3,443,795)	(1,309,289)
Net decrease in cash and cash equivalents	(3,443,795)	(1,309,289)
Cash and cash equivalents, beginning of period	4,093,579	6,666,338
Cash and cash equivalents, end of period	$649,784	$5,357,049

The accompanying notes are an integral part of these financial statements

EIP Pharma, Inc.

Notes to Unaudited Financial Statements

1.	The Company and Liquidity

EIP Pharma, Inc. (the “Company”) is a corporation organized under the laws of the state of Delaware and headquartered in Boston, Massachusetts. The Company is a clinical stage therapeutics company dedicated to the development and commercialization of drug treatments for neurodegenerative diseases with a focus on the early stages of the neurodegenerative process.

To date, the Company has devoted substantially all of its efforts to product research and development and raising capital. The Company has operated at a loss since its inception and has no recurring revenue from operations. Further, the Company is subject to a number of risks similar to those of other life science companies, including dependence on key individuals, competition from other companies, the need for development of commercially viable products, and the need to obtain adequate additional financing to fund the development of its product candidates. The Company is also subject to a number of risks similar to other companies in the industry, including rapid technological change, regulatory approval of products, uncertainty of market acceptance of products, compliance with government regulations, protection of proprietary technology, dependence on third parties, and product liability. The Company expects to continue to incur significant expenses and operating losses for at least the next several years.

Merger

In March 2023, the Company entered into a definitive merger agreement with Diffusion Pharmaceuticals Inc. (“Diffusion”). Under the terms of the merger agreement, subject to approval by the Company and Diffusion stockholders and satisfaction of other customary closing conditions, the Company will merge with a newly-created subsidiary of Diffusion. Immediately after the merger, the current equity and convertible note holders of the Company are expected to own, in the aggregate, approximately 77.25% of the total number of outstanding shares of common stock of the combined company and the current stockholders of Diffusion are expected to own approximately 22.75%. In each case the expected ownership is calculated on a fully diluted and as-converted basis, subject to adjustment as set forth in the merger agreement based on, among other things, the amount of Diffusion net cash (as defined in the merger agreement) at the closing date.

The combined company is expected to be renamed “CervoMed” and will trade on the Nasdaq Capital Market under a new ticker symbol, CRVO. The merger agreement has been approved by the Board of Directors of both companies. The merger is expected to close in the third quarter of 2023, subject to approvals by the Company and Diffusion stockholders and other customary closing conditions. The effectiveness of a registration statement to register the shares of Diffusion common stock to be issued to the Company’s security holders in connection with the merger was filed by Diffusion with the Securities and Exchange Commission and declared effective on July 13, 2023

Liquidity and Capital Resources

The Company has incurred net operating losses since inception and has generated negative cash flows from operations. As of June 30, 2023, the Company had accumulated deficit of approximately $55.3 million. In January 2023, the Company was awarded a $21.0 million grant from the National Institute of Aging (“NIA”) to support a Phase 2b study of neflamapimod in dementia with Lewy bodies, which is expected to be received over a three-year period. The total principal and accrued interest of the Company’s convertible notes of $11.5 million, which has a fair value of $11.8 million as of June 30, 2023, becomes due in December 2023. Management believes that, without an additional debt or equity financing or extension of its convertible notes, its existing cash resources will not be sufficient to fund its current operating plan and meet its obligations as they become due for a period of at least one year from the date of the issuance of these financial statements. In the future, the Company may raise additional capital through a variety of sources, including public or private equity offerings, debt financings, grant funding, or strategic collaborations and licensing arrangements. Adequate additional financing may not be available on acceptable terms, or at all. The Company’s failure to raise capital would have a negative effect on its financial condition and its ability to pursue the Company’s business strategy. If the Company is unable to secure additional capital in sufficient amounts or on acceptable terms, the Company may have to delay, scale back or discontinue its development or commercialization activities for drug treatments. The Company might also be required to seek funds through arrangements with third parties that require the Company to relinquish certain of its rights to intellectual property or otherwise agree to unfavorable terms. Based on these factors, management has concluded that substantial doubt exists about the Company’s ability to continue as a going concern for a period of at least twelve months form the date of the financial statements.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) as defined by the Financial Accounting Standards Board (“FASB”).

Unaudited interim financial statements

The accompanying unaudited interim financial statements have been prepared by the Company in accordance with GAAP for interim information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited interim financial statements should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2022.

The unaudited interim financial statements have been prepared on the same basis as the audited financial statements, and in management’s opinion, include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the financial information for the interim periods have been made. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full fiscal year.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, grant revenue, expenses, and related disclosures. On an ongoing basis, the Company’s management evaluates its estimates, including estimates related to money market accounts, clinical trial accruals, convertible notes, stock-based compensation expense, grant revenue, and expenses during the reported period. The Company bases its estimates on historical experience and other market-specific or relevant assumptions that it believes to be reasonable under the circumstances. Actual results may differ from those estimates or assumptions.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents. The Company maintains its cash and cash equivalent balances with financial institutions that management believes are creditworthy. The Company has no financial instruments with off-balance-sheet risk of loss. The Company has not experienced any losses in such accounts.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of 90 days or less at the date of purchase to be cash and cash equivalents. Cash equivalents, which consist of amounts invested in money market funds, are stated at fair value. There are no unrealized gains or losses on the money market funds for the periods presented.

Fair Value of Financial Instruments

The Company’s financial instruments consists primarily of cash, accounts payable, convertible notes and accrued liabilities. The Company’s cash, accounts payable and accrued liabilities approximate fair value due to their relatively short maturities. The Company determined the fair value of the convertible notes as described in Note 8.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines the fair value of its financial instruments based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 – Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3 – Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases” (“ASC 842”), which establishes a right-of-use model (“ROU”) that requires a lessee to recognize an ROU asset and corresponding lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement as well as the reduction of the right-of-use asset. The new standard provides a number of optional practical expedients in transition. The Company has elected to apply (i) the practical expedient, which allows us to not separate lease and non-lease components, for new leases and (ii) the short-term lease exemption for all leases with an original term of less than 12 months, for purposes of applying the recognition and measurements requirements in the new standard. The Company adopted ASC 842 on January 1, 2021.

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on specific facts and circumstances, the existence of an identified asset(s), if any, and the Company’s control over the use of the identified asset(s), if applicable. Operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of future lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company will utilize the incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.

The Company has elected to combine lease and non-lease components as a single component. Operating leases will be recognized on the balance sheet as ROU lease assets, lease liabilities current and lease liabilities non-current. Fixed rent payments are included in the calculation of the lease balances, while variable costs paid for certain operating and pass-through costs are excluded. Lease expense is recognized over the expected term on a straight-line basis.

Research and Development Costs

Research and development costs are expensed as incurred and consist primarily of new product development. Research and development costs include salaries and benefits, consultants’ fees, process development costs and stock-based compensation, as well as fees paid to third parties that conduct certain research and development activities on the Company’s behalf.

A substantial portion of the Company’s ongoing research and development activities are conducted by third-party service providers. The Company records accrued expenses for estimated preclinical study and clinical trial expenses. Estimates are based on the services performed pursuant to contracts with research institutions, contract research organizations in connection with clinical studies, investigative sites in connection with clinical studies, vendors in connection with preclinical development activities, and contract manufacturing organizations in connection with the production of materials for clinical trials. Further, the Company accrues expenses related to clinical trials based on the level of subject enrollment and activity according to the related agreement. The Company monitors subject enrollment levels and related activity to the extent reasonably possible and make judgments and estimates in determining the accrued balance in each reporting period. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued research and development.

If the Company underestimates or overestimates the level of services performed or the costs of these services, actual expenses could differ from estimates. To date, the Company has not experienced significant changes in its estimates of preclinical studies and clinical trial accruals.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.

Stock-based Compensation

Stock-based compensation for employee and non-employee awards is measured on the grant date based on the fair value of the award and recognized on a straight-line basis over the requisite service period. The fair value of stock options to purchase common stock are measured using the Black-Scholes option pricing model. The Company accounts for forfeitures as they occur.

The fair value of stock options is determined by the Company using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment and estimation by management.

Expected Term—The expected term represents the period that stock-based awards are expected to be outstanding. The Company uses the “simplified method” to estimate the expected term of stock option grants. Under this approach, the weighted-average expected life is presumed to be the average of the contractual term of ten years and the weighted-average vesting term of the Company stock options, taking into consideration multiple vesting tranches. The Company utilizes this method due to lack of historical data and the plain-vanilla nature of the Company’s stock-based awards.

Expected Volatility—The Company has limited information on the volatility of common stock as the shares are not actively traded on any public markets. The expected volatility was derived from the historical stock volatilities of comparable peer public companies within its industry. These companies are considered to be comparable to the Company’s business over a period equivalent to the expected term of the stock-based awards.

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the and stock options expected term.

Expected Dividend Rate—The expected dividend is zero as the Company has not paid, nor does it anticipate paying, any dividends on its stock options in the foreseeable future.

Revenue Recognition

The Company generates revenue from government contracts that reimburse the Company for certain allowable costs for funded projects. For contracts with government agencies, when the Company has concluded that it is the principal in conducting the research and development activities, and where the funding arrangement is considered central to the Company’s ongoing operations, the Company classifies the recognized funding received as grant revenue.

The Company will recognize funding received as grant revenue for the Company’s grant from the NIA, rather than as a reduction of research and development expenses, because the Company is the principal in conducting the research and development activities and these contracts are central to its ongoing operations. Revenue is recognized as the qualifying expenses related to the contracts are incurred. Revenue recognized upon incurring qualifying expenses in advance of receipt of funding is recorded in the Company’s consolidated balance sheet as accounts receivable. Amounts received in advance of services rendered are recorded as deferred grant revenue. The related costs incurred by the Company are included in research and development expense in the Company’s statements of operations.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to recover or settle. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income for the period that includes the enactment date.

The deferred tax assets are recognized to the extent the Company believes that these assets are more likely than not to be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Due to the Company’s historical operating performance and the recorded cumulative net losses in prior fiscal periods, the net deferred tax assets have been fully offset by a valuation allowance.

The Company records uncertain tax positions using a two-step process. First, the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position. Second, for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the interest expense line and other expense line, respectively, in the accompanying statements of operations. Accrued interest and penalties are included on the related liability lines in the balance sheet.

Net Loss Per Share

The Company has reported losses since inception and has computed basic net loss per share attributable to common stockholders by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period, without consideration for potentially dilutive securities. The Company computes diluted net loss per common share after giving consideration to all potentially dilutive common shares, including options and warrants to purchase common stock, outstanding during the period determined using the treasury-stock and if-converted methods, except where the effect of including such securities would be antidilutive. Because the Company has reported net losses since inception, these potential common shares are anti-dilutive and basic and diluted loss per share are the same.

Segments

The Company has one operating segment. The Company’s chief operating decision maker, its Chief Executive Officer, manages the Company’s operations on a consolidated basis for purposes of allocating resources.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815 – 40)” (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. The ASU’s amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company elected to early adopt ASU 2020-06 during the year ended December 31, 2022 using the modified retrospective method, which did not have a material impact on the financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”), together with a series of subsequently issued related ASUs, has been codified in Topic 326. Topic 326 establishes new requirements for companies to estimate expected credit losses when measuring certain financial assets, including accounts receivables. The new guidance is effective for fiscal years beginning after December 15, 2022. The Company adopted ASU No. 2016-13 on January 1, 2023 which did not have a material impact on the financial statements.

3.	Significant Agreements and Contracts

Vertex Option and License Agreement

In August 2012, the Company entered into an option and license agreement (“Agreement”) for an option to acquire an exclusive license to develop and commercialize a drug candidate “VX-745” from Vertex Pharmaceuticals Inc. (“Vertex”). The Agreement required the Company to pay a nonrefundable upfront license fee upon exercising the option to license VX-745 and downstream milestones and royalties upon achieving certain development, regulatory and revenue milestones as discussed further below. The Agreement gave the Company an option with Vertex on VX-745 for the exclusive worldwide use in the field of diagnosis, treatment and prevention of Alzheimer’s disease and related central nervous system disorders in humans.

The Agreement was amended by the Company in April 2014 to change the amount of the option fee and downstream milestones and royalties. In August 2014, the Company exercised its option and paid an option fee of $100,000, which was expensed as incurred. In November 2015, the Agreement was further amended for additional changes to downstream milestones and royalties.

The Company is obligated to make certain payments totaling up to approximately $134.5 million upon achievement of certain regulatory and sales milestones, and royalties on net sales of products and indications covered by the agreement. The Company has made a total of $100,000 in payments to the Vertex since inception. As of June 30, 2023, none of the future milestones or downstream royalties have been reached.

National Institute of Aging Grant

In January 2023, the Company was awarded a $21.0 million grant from the NIA to support a Phase 2b study of neflamapimod in dementia with Lewy bodies. The grant monies are expected to be received over a period of three years including $6.7 million in 2023, $8.1 million in 2024 and $6.2 million in 2025.

The total revenue recognized from the NIA grant was $3.1 million and $0 for the six months ended June 30, 2023 and 2022, respectively. As of June 30, 2023, total cash funding of $4.3 million has been received from the NIA grant, resulting in approximately $16.7 million in funding remaining. There is $1.2 million in funding that has not been recognized as revenue as of June 30, 2023, which has been recorded as deferred revenue.

4.	Fair Value Measurements

The following table summarizes the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value hierarchy utilized to determine such fair values.

	June 30, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Money market fund	$457,037	$-	$-	$457,037
Total financial assets	$457,037	$-	$-	$457,037

	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes	$-	$-	$11,768,000	$11,768,000
Total financial liabilities	$-	$-	$11,768,000	$11,768,000

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Money market fund	$3,719,348	$-	$-	$3,719,348
Total financial assets	$3,719,348	$-	$-	$3,719,348

	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes	$-	$-	$12,414,000	$12,414,000
Total financial liabilities	$-	$-	$12,414,000	$12,414,000

The following table presents a roll-forward of the fair value of the convertible notes for which fair value is determined by Level 3 inputs:

Convertible Note

Balance December 31, 2021	$10,025,000
Fair market adjustments	2,389,000
Balance December 31, 2022	$12,414,000
Fair market adjustments	(646,000)
Balance June 30, 2023	$11,768,000

Valuation techniques used to measure fair value maximize the use of relevant observable inputs and minimize the use of unobservable inputs (See Note 8). Our convertible notes are classified within Level 3 of the fair value hierarchy because the fair value measurement is based, in part, on significant inputs not observed in the market.

There were no transfers among Level 1, Level 2 or Level 3 categories in the six months ended June 30, 2023 or in the year ended December 31, 2022.

5.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets at June 30, 2023 and December 31, 2022 consisted of the following:

	June 30,	December 31,
	2023	2022

Prepaid clinical expenses	$1,590,817	$-
Insurance	17,365	9,937
Rent	-	2,455
Other	46,482	51,735
Total prepaid and other current assets	$1,654,664	$64,127

6.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities at June 30, 2023 and December 31, 2022 consisted of the following:

	June 30,	December 31,
	2023	2022

Professional fees	$340,770	$206,675
Employee compensation costs	248,760	364,070
Clinical development costs	75,944	23,185
Other	4,855	50,322
Total accrued expenses and other current liabilities	$670,329	$644,252

7.	Line of Credit

The Company established a line of credit with a lender during 2020 in the amount of $2,500,000, with a variable interest rate of 1.75% over the 30-day LIBOR (6.93% and 6.08% at June 30, 2023 and December 31, 2022, respectively). The line was secured by the personal assets of the Company’s Chief Executive Officer and Executive Chair of the Board.

No drawdowns were made, and no costs incurred related to the line of credit during the six months ended June 30, 2023 nor the year ended December 31, 2022.

In January 2021, the FASB issued ASU No. 2021-01 “Reference Rate Reform (Topic 848): Scope” (“ASU 2021-01”), which was effective immediately and permits entities to elect certain optional expedients and exceptions when accounting for derivatives and certain hedging relationships affected by changes in interest rates and the transition. Additionally, ASU 2022-06 “Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848” defers the sunset date of ASC 848 from December 31, 2022 to December 31, 2024. Entities that apply ASC 848 can continue to do so until December 31, 2024. The Company does not currently believe that this transition from LIBOR will have a material impact on its financial statements.

8.	Convertible Notes

In December 2020, the Company issued convertible notes, hereafter the 2020 Notes, to predominantly related party investors for proceeds of $5,078,500. Upon issuance, the Company elected the fair value option for the 2020 Notes in accordance with ASC 825, “Financial Instruments,” pursuant to which the entire instrument, including interest expense, is measured at fair value with the initial change in fair value deemed to be a capital contribution and any subsequent changes in fair value being recorded to other income (expense). The fair value of the 2020 Notes as of June 30, 2023 and December 31, 2022 was determined to be $6,147,000 and $6,484,000, respectively. The fair value adjustments recognized in other income (expense) were $337,000 and ($2,050,000) for the six months ended June 30, 2023 and 2022, respectively.

In December 2021, the Company issued convertible notes, hereafter the 2021 Notes, to predominantly related party investors for proceeds of $6,000,000. Upon issuance, the Company elected the fair value option for the 2021 Notes, with the initial change in fair value deemed to be a capital contribution and any subsequent changes in fair value being recorded to other income (expense). The fair value of the 2021 Notes as of June 30, 2023 and December 31, 2022 was determined to be $5,621,000 and $5,930,000, respectively. The fair value adjustments recognized in other income (expense) were $309,000 and $281,000 for the six months ended June 30, 2023 and 2022, respectively.

In April 2022, the Company entered into an amendment with the noteholders for the 2020 Notes (the “2022 Amendment”). In accordance with the 2022 Amendment, the maturity of the 2020 Notes was extended from June 2022 to December 2023, the interest rate was modified so interest accrued at 5% through the original maturity of June 2022 and at 0% thereafter, the conversion discount was increased from 20% to 30%, and a conversion price limit of $3.00 was established for certain conversion scenarios, as discussed further below. Expenses associated with the 2022 Amendment were de minimis.

The Company concluded the 2022 Amendment qualified as a troubled debt restructuring, in accordance with FASB ASC 470, Debt, as the noteholders for the 2020 Notes, for economic reasons related to the Company’s financial difficulties, granted concessions to the Company. The Company concluded no gain or loss, and no adjustment to, or reclassification of, the carrying value of the 2020 Notes were considered necessary as a result of the 2022 Amendment. In addition, the Company concluded there was no other financial statement impact as a result of the 2022 Amendment, as any prospective change would be related to interest and, as a result of the 2022 Amendment, the interest rate decreased to 0% following the original maturity of June 2022.

The 2020 Notes accrued interest at an annual rate of 5% through June 2022 and, following the 2022 Amendment, 0% thereafter. The 2020 Notes, which had an original maturity date of June 2022, have a maturity date of December 2023 following the 2022 Amendment. The 2021 Notes do not accrue any interest and have a maturity date of December 2023. No payments of principal or interest are due prior to maturity.

Subsequent to the 2022 Amendment, the terms of the 2020 Notes and the 2021 Notes provide for automatic conversion upon either (i) the occurrence of a qualified financing of at least $15,000,000 in gross proceeds, in which the outstanding principal and all accrued and unpaid interest shall convert into shares of the equity financing at a conversion price equal to the lesser of 70% of the price per share or $3.00 per share; (ii) the occurrence of an initial public offering, in which the outstanding principal and all accrued and unpaid interest shall convert into common shares offered in the initial public offering at a conversion price equal to the initial public offering price; or (iii) the occurrence of special purpose acquisition company (“SPAC”) transaction or a Reverse Merger, in which the outstanding principal and all accrued and unpaid interest shall convert into common shares determined in connection with and at the time of the SPAC transaction, or Reverse Merger, at the conversion price. The terms of the 2020 Notes and the 2021 Notes further provide the holders an option to convert in connection with a financing transaction that is not a qualified financing in which the outstanding principal and all accrued and unpaid interest shall convert into shares of the equity financing at a conversion price equal to the lesser of 70% of the price per share or $3.00 per share for the 2020 Notes and the 2021 Notes.

The terms of the 2020 Notes and the 2021 Notes further provide for payment of 150% of all outstanding principal and all accrued and unpaid interest in the event of a change in control of the Company. The 2021 Notes also have the option to fully convert to common stock at a price per share equal to the conversion price in the event of a change in control.

In June 2023, the Company entered into an amendment to the 2020 Notes and the 2021 Notes (the “2023 Amendment”) which amended the conversion price of the 2020 Notes and the 2021 Notes to $1.47 upon effectiveness of the merger with Diffusion or a 30% conversion discount upon the occurrence of any other reverse merger, as defined in the 2020 Notes and the 2021 Notes. Further, the amendment provided that if the merger with Diffusion resulted in a holder of these notes beneficially owning more than 9.99% of the outstanding voting stock of the combined company (such threshold, the “Diffusion Conversion Threshold”), then, the holder of these notes shall be granted pre-funded warrants in lieu of the Company’s common stock for the conversion of any principal and accrued but unpaid interest in excess of the Diffusion Conversion. The exercise price of one share of the Company’s common stock under this pre-funded warrant shall be equal $0.001.

The Company concluded the 2023 Amendment qualified as a modification, in accordance with FASB ASC 470, Debt, since there were no concessions granted to the Company and no substantive change to the fair value of the conversion option before and after the 2023 Amendment. Therefore, the Company concluded there was no financial statement impact as a result of the 2023 Amendment other than the change in fair value of the 2020 and 2021 Notes as of June 30, 2023 and debt issuance costs of approximately $50,000 that was recorded to general and administrative expenses.

The fair value of the 2020 Notes and the 2021 Notes as of June 30, 2023 and December 31, 2022 were estimated as the combination of a zero-coupon bond and a call option. The combined values for each of the 2020 Notes and the 2021 Notes as of June 30, 2023 and December 31, 2022 were then weighted by the probability of completing a financing or reverse merger. This approach resulted in the classification of the 2020 Notes and the 2021 Notes as of June 30, 2023 and December 31, 2022 as Level 3 of the fair value hierarchy (Note 4). The assumptions utilized to value the 2020 Notes and the 2021 Notes as of June 30, 2023 were an estimated term of 0.13 years, volatility of 69.0% and a market yield of 54.0% and 5.4% for completing a financing or reverse merger, respectively. The assumptions utilized to value the 2020 Notes and the 2021 Notes as of December 31, 2022 were an estimated term of 0.94 years, volatility of 80.0% and a market yield of 55.2%. The measurement of fair value incorporates expected future cash flows associated with interest payments; as such, there is no separate accrual for interest accrued but not yet paid.

9.	Commitments and Contingencies

Operating Lease

Effective September 2022, the Company entered into a six-month lease for its office space in Boston, Massachusetts, which allowed for automatic extensions until a 90-day notice is rendered to the lessor from the Company. In March 2023, the Company entered into an amendment to the lease that extended the lease through August 31, 2023. Under the terms of the lease, lease payments are $2,800 per month and are recognized as incurred. As the term of this lease is less than 12 months, it meets the short-term lease exemption under ASC 842.

During 2022, the Company was party to a lease for office space in Boston, Massachusetts that expired in June 2022. Under the terms of the lease, lease payments were $5,800 per month and were recognized as incurred.

Lease expense was $15,150 and $34,800 for the six months ended June 30, 2023 and 2022, respectively.

Contingencies

From time to time, the Company may be involved in disputes or regulatory inquiries that arise in the ordinary course of business. When the Company determines that a loss is both probable and reasonably estimable, a liability is recorded and disclosed if the amount is material to the financial statements taken as a whole. When a material loss contingency is only reasonably possible, the Company does not record a liability, but instead discloses the nature and the amount of the claim, and an estimate of the loss or range of loss, if such an estimate can reasonably be made.

As of June 30, 2023 and December 31, 2022, there was no litigation or contingency with at least a reasonable possibility of a material loss.

10.	Preferred Stock

The following table summarizes the authorized and the issued and outstanding preferred stock of the Company:

	June 30, 2023
	Shares Authorized	Shares Issued and Outstanding	Issuance Price per Share	Aggregate Liquidation Preference
Preferred Stock:
Series A-1	17,033,883	17,033,883	$0.089	$1,516,016
Series A-2	2,916,686	2,916,686	$1.440	4,200,028
Series B	8,991,228	8,991,228	$2.280	20,500,000
Total preferred stock	28,941,797	28,941,797		$26,216,044

The Company recorded its preferred stock at the issuance price on the dates of issuance, net of issuance costs. As of June 30, 2023 and December 31, 2022, the Company classified the preferred stock as temporary equity because the shares are contingently redeemable outside the control of the Company. During the six months ended June 30, 2023 and the year ended December 31, 2022, the Company did not adjust the carrying values of the preferred stock to the deemed redemption values of such shares since a redemption event was not probable of occurring. Subsequent adjustments to increase the carrying values to the ultimate redemption values will be made only when it becomes probable that such a redemption event will occur.

As of June 30, 2023, the holders of the preferred stock had the following rights and preferences.

Voting Rights

Each holder of outstanding shares of preferred stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held by the holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of preferred stock shall vote together with holders of common stock as a single class. The holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock, as a separate class, shall be entitled to elect one member of the Company’s Board of Directors as long as they continue to own beneficially 10,000,000 shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Series A-1 Preferred Stock and Series A-2 Preferred Stock. The holders of Series B Preferred stock, as a separate class, shall be entitled to elect one member of the Company’s Board of Directors as long as they continue to own beneficially 4,500,000 shares of Series B Preferred stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Series B Preferred stock. The holders of common stock and any other class or series of voting stock, including Series A-1 Preferred Stock and Series A-2 Preferred Stock and Series B Preferred Stock, voting together as a single class shall be entitled to elect the balance of the total number of directors of the Company.

Additionally, as long as at least 1,000 shares of Preferred Stock are outstanding (subject to adjustment in the event of any recapitalizations), the Company must obtain approval from holders of at least a majority of the outstanding shares of Preferred Stock (the “Requisite Preferred Holders”) in order to effect certain corporate actions.

Dividend Rights

The Company’s preferred stock does not have a stated dividend rate. The Company shall not declare, pay or set aside any dividend on shares of any class or series of capital stock of the Company unless the holders of the preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of preferred stock in an amount at least equal to (i) in the case of a dividend on common stock or any class or series that is convertible into common stock, that dividend per share of preferred stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into common stock and (B) the number of shares of common stock issuable upon conversion of a share of preferred stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into common stock, at a rate per share of preferred stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of preferred stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest preferred stock dividend.

The Original Issue Price of each series of preferred stock shall be as follows: (i) with respect to the Series A-1 Preferred Stock, Original Issue Price shall mean $0.089 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock; (ii) with respect to the Series A-2 Preferred Stock, the Original Issue Price shall mean $1.44 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-2 Preferred Stock; and (iii) with respect to the Series B Preferred Stock, Original Issue Price shall mean $2.28 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or Deemed Liquidation Event (as defined below), the holders of preferred stock shall be entitled to receive, before any payments of the Company to the holders of shares of common stock, the greater of (i) an amount equal to the Original Issuance Price per share for each series of preferred stock, plus all declared and unpaid dividends on such shares or (ii) such amount per share as would have been payable had all shares of such applicable series of preferred stock been converted to common stock immediately prior to such liquidation event. If available assets are insufficient to pay the full liquidation preference, available assets will be distributed ratably among the holders of the preferred stock-based on amounts that would be received if such shares were paid in full. After the payment of the liquidation preference, all remaining assets available for distribution will be distributed ratably among the holders of the common stock.

A Deemed Liquidation Event is defined as (i) a merger or consolidation in which the Company or a subsidiary of the Company is a constituent party and the Company issues shares of its common stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of common stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of common stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the common stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) a sale, lease, transfer exclusive license, or other disposition in a single transaction or series of related transactions of all or substantially all of the assets of the Company unless the Requisite Preferred Holders elect otherwise by written notice sent to the Company at least ten days prior to the effective date of any such event.

Optional Conversion Rights

Each share of preferred stock is, at the option of the holder, convertible into the number of fully paid and non-assessable shares of common stock as determined by dividing the Original Issue Price applicable to such preferred stock by the conversion price in effect at that time. The conversion price for each series of convertible preferred stock shall initially be the Original Issue Price of such series of preferred stock and is subject to adjustment from time to time for events such as future stock splits, combinations, and dividends in accordance with conversion provisions contained in the Company’s Amended and Restated Certificate of Incorporation.

Mandatory Conversion Rights

Each share of preferred stock is automatically convertible into shares of common stock-based on the then effective conversion price upon either (a) the closing of a sale of common stock to the public at a price of $6.84 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalizations with respect to common stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50 million of gross proceeds to the Company or (b) the occurrence of an event, specified by the Requisite Preferred Holders, then all outstanding shares of preferred stock shall automatically be converted into shares of common stock, at the effective conversion rate for the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, and the Series B Preferred Stock.

11.	Common Stock

The voting, dividend and liquidation rights of the holders of common stock are subject to the rights, powers and preferences of the holders of preferred stock. Common stockholders are entitled to one vote per share, and to receive dividends, when and if declared by the Company’s Board of Directors (the “Board”).

There were 36,000,000 shares authorized and 4,501,652 shares of common stock outstanding at June 30, 2023 and December 31, 2022.

As of June 30, 2023 and December 31, 2022, the Company has warrants outstanding to purchase an aggregate of 378,982 shares of common stock with an exercise price of $2.28 per share. The warrants have an expiration date of April 2, 2028. The Company evaluated the accounting classification of the warrants and concluded that they should be accounted for as equity. As of the date of these interim financial statements, the warrants associated with Series B Preferred Stock financing remain outstanding and have not been exercised.

12.	Stock-Based Compensation Expense

2018 Stock Option and Grant Plan

On March 28, 2018, the Company adopted the 2018 EIP Pharma, Inc. Employee, Director and Consultant Equity Incentive Plan (the “2018 Plan”) under which the Company may issue incentive stock options, non-qualified stock options, stock grants, and other stock-based awards to employees, directors, and consultants, as specified in the 2018 Plan. The Board of Directors has the authority to determine to whom options or stock will be granted, the number of shares, the term, and the exercise price. Options granted under the 2018 Plan have a term of up to ten years and generally vest over a four-year period with 25% of the options vesting after one-year of service and the remainder vesting monthly thereafter. As of June 30, 2023, the Company had reserved 1,435,000 shares of common stock for issuance under the 2018 Plan, of which 440,000 shares were available for issuance.

Activity for the options to purchase common stock shown below:

	Number of Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Instrinsic Value

Outstanding as of December 31, 2022	995,000	$2.87	6.72	-
Granted	-	-
Cancelled	-	-
Outstanding as of June 30, 2023	995,000	$2.87	6.25	-

Exercisable as of June 30, 2023	829,938	$2.89	5.95	$-

As of June 30, 2023, total unrecognized stock-based compensation related to unvested stock options issued was $340,812, which the Company expects to recognize over a remaining weighted-average period of 1.7 years. The Company records forfeitures as they occur.

The Company recognized stock-based compensation expense for stock options as follows:

	Six Months Ended June 30,
	2023	2022
Research and development	$71,148	$93,013
General and administrative	62,344	77,451
Total stock-based compensation expense	$133,492	$170,464

Determination of Fair Value

The estimated grant-date fair value of all the Company’s options to purchase common stock was calculated using the Black-Scholes option pricing model. There were no options granted for the six months ended June 30, 2023. The fair value of the options granted during the six months ended June 30, 2022 were based on the following assumptions:

Six Months Ended June 30,
2022
Expected term (in years)	6.0
Expected volatility	80.3%
Risk-free interest rate	1.9%
Dividend yield	0%

Contributed capital in lieu of Executive Compensation

During the first quarter of 2022, the Executive Chair of the Board and the Chief Executive Officer offered to forego, without repayment, certain compensation to ensure the Company had enough resources to maintain operations until a financial funding is completed. This amount of $127,516 is recorded as contributed capital in additional paid-in capital as of June 30, 2022 and will not be paid in cash, debt or equity in the future. In 2023, there was no similar contribution.

13.	Net Loss Per Share

The Company has reported losses since inception and has computed basic net loss per share attributable to common stockholders by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period, without consideration for potentially dilutive securities. The Company computes diluted net loss per share of common stock after giving consideration to all potentially dilutive shares of common stock, including options to purchase common stock and warrants to purchase common stock, outstanding during the period determined using the treasury-stock and if-converted methods, except where the effect of including such securities would be antidilutive. Because the Company has reported net losses since inception, these potential shares of common stock have been anti-dilutive and basic and diluted loss per share were the same for all periods presented.

The following table sets forth the computation of basic and diluted net loss per share:

	Six Months Ended June 30,
	2023	2022
Numerator:
Net loss	$(3,019,605)	$(3,393,024)
Denominator:
Weighted average common stock outstanding, basic and diluted	4,501,652	4,501,652
Net loss per share, basic and diluted	$(0.67)	$(0.75)

The following table sets forth the potentially dilutive securities that have been excluded from the calculation of diluted net loss per share because to include them would be anti-dilutive:

	Six Months Ended June 30,
	2023	2022

Preferred Series A-1	17,033,883	17,033,883
Preferred Series A-2	2,916,686	2,916,686
Preferred Series B	8,991,228	8,991,228
Warrants	378,982	378,982
Stock Options	995,000	1,232,250
Total	30,315,779	30,553,029

14.	Employee 401(k) Plan

The Company has a qualified contributory savings plan under Section 401(k) of the Internal Revenue Code (the “Code”) covering substantially all of the Company’s U.S. employees. The Company’s 401(k) plan is designed to provide tax-deferred retirement benefits in accordance with the provisions of Section 401(k) of the Code. Eligible employees may defer up to 100% of their eligible compensation up to the annual maximum as determined by the Internal Revenue Service. The Company’s contributions to the plan are discretionary. For the six months ended June 30, 2023 and 2022, the Company did not make any contributions to the plan.

15.	Subsequent Events

The Company has evaluated subsequent events that may require adjustments to or disclosure in the financial statements through August 7, 2023, the date on which the June 30, 2023 financial statements were issued.

Common Stock

In July 2023, the Company issued and sold 551,020 shares of common stock at $1.47 per share for gross proceeds of $810,000.

In July 2023, one of the Company’s Series B Preferred stockholders transferred 4,000,000 shares of Series B Preferred stock to two investors at $0.6725 per share for an aggregate purchase price of $2,690,000.